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                                                                   EXHIBIT 99.1

[IES LOGO]                     Contacts:  William W. Reynolds, CFO
                                          Integrated Electrical Services, Inc.
                                          713-860-1500

                                          Ken Dennard / ksdennard@drg-e.com
                                          DRG&E
                                          713-529-6600


                INTEGRATED ELECTRICAL SERVICES REVISES YEAR-END
                      GUIDANCE AND ANNOUNCES NEW PROJECT


HOUSTON -- SEPTEMBER 16, 2003 -- Integrated Electrical Services, Inc. (NYSE:
IES) today announced a revised range for its fourth quarter and fiscal year ending September 30, 2003 earnings per share and free cash flow guidance.

OUTLOOK FOR 2003
         After review of operating results and certain project delays in August, IES now expects earnings per share for the fourth quarter of fiscal 2003 to range between $0.12 and $0.16 per share and fiscal 2003 full-year earnings per share to range between $0.44 and $0.48 per share. IES also narrowed its fiscal 2003 free cash flow guidance to $30 million to $35 million. IES defines free cash flow as cash flow from operations less capital expenditures and uses this measure because it believes it is a good measure of operating efficiency and overall financial performance.

RECENT CONTRACT AND OPPORTUNITIES
         H. Roddy Allen, President and Chief Executive Officer, stated, "In August, we reconfirmed our guidance for the year partially as a result of a large contract which IES had recently been awarded. Unfortunately, work on the project did not progress as quickly in August as we had expected and that will impact our profitability for the quarter. However, our overall scope of the contract has increased from our original expectations and will be substantially underway in our first fiscal quarter of 2004. IES is one of three vendors awarded a subcontract on a Navy procurement project to construct a network infrastructure at over 4,000 locations across 171 sites in the U.S. and Puerto Rico. Our work consists of surveying, designing and
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building electrical systems for the communications infrastructure.
Approximately half of IES' subsidiaries will deploy resources in support of this project. We expect the duration of this contract to be approximately six months and it should position IES quite well for fiscal 2004."
         Allen continued, "In order to support the project's significant documentation and administrative requirements, IES is developing an internet-based management system to track construction details. This system will allow IES to be more competitive on future national projects. The Company is working on a number of opportunities similar in scope that are a result of security and infrastructure upgrades required by many national and international organizations. As a result of this project, IES has also secured a Defense Security Services Facility Clearance."

FURTHER CAPITAL STRUCTURE IMPROVEMENTS
         "Even in this very difficult environment, IES has been able to generate record levels of free cash flow in both 2002 and in 2003," added Allen. "This consistent cash flow generation is allowing the Company to continue to reduce debt and further strengthen its capital structure." In May, IES extended its $125 million senior credit facility to May 2006. Currently, there is no outstanding balance on this facility. IES has $248 million of senior subordinated notes with a 9 3/8% coupon that are callable in February 2004. IES expects to be in compliance with all of its financial covenants.
          At August 31, 2003, IES had approximately $36 million of cash in the bank and since the third quarter ended June 30, 2003, IES has repurchased 237,474 shares of its common stock, increasing total shares repurchased to 1.7 million under the 2.0 million share repurchase program announced in August of 2002. This reduces IES' current shares outstanding as of August 31, 2003 to approximately 38.6 million. IES expects to complete the authorized share repurchase program in its fiscal 4th quarter.

MARKET OUTLOOK
         Since IES reported third quarter results ended June 30, 2003, F.W. Dodge has further reduced its projections for commercial and industrial spending for 2003. Previously the estimate was a 2.6% decline and it has been revised further downward to a 3.9% decline. The June 2003 F.W. Dodge report projects a recovery in commercial and industrial construction spending in 2004 with 11% growth. Based on F.W. Dodge estimates and the current mix of backlog, IES expects a number of segments to be stronger over the coming quarters. IES is starting to see evidence of this improvement with a number of opportunities. IES is also well positioned to take advantage of power grid upgrade work with approximately seven
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percent of IES' current backlog from utility work. Residential construction spending is expected to remain strong with a three percent increase in 2003 and a one percent increase in 2004, after record growth in 2002. IES' residential segment continues to perform well.

CONFERENCE CALL
         Integrated Electrical Services has scheduled a conference call for Wednesday, September 17, 2003 at 9:00 a.m. eastern time. To participate in the conference call, dial (303) 262-2130 at least ten minutes before the call begins and ask for the Integrated Electrical Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until September 24, 2003. To access the replay, dial (303) 590-3000 using a pass code of 553339.
         Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.ies-co.com. To listen to the live call on the web, please visit the company's web site at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call.
         Integrated Electrical Services, Inc. is the leading national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes. For additional corporate information, please visit our web site at www.ies-co.com.

This press release includes certain statements, including statements relating to the Company's expectations of its future operating results that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future results, fluctuations in operating results because of downturns in levels of construction, incorrect estimates used in entering into fixed price contracts, difficulty in managing the operation of existing entities and contracts, the high level of competition in the construction industry, difficulty in the integration of acquired companies, development and replacement of senior management in subsidiary companies, changes in banking industry affecting availability of funds, changes in surety relationships, negative results from litigation in excess of reserved amounts, changes in financial reporting rules established by New York Stock Exchange or under the Securities and Exchange Commission, interest rate fluctuations, general level of the economy, changes in the level of competition from other major electrical contractors, weather and due to seasonality. The foregoing and other factors are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended September 30, 2002.